Exhibit 99.1

News Release

Contact:	Karin Demler, Investor Relations 615-263-3005 Louise Grant, Marketing and Communications 615-263-3106
Corrections Corporation of America Announces
Executive Officer Appointments
Nashville, Tenn., July 24, 2008 — Corrections Corporation of America (NYSE: CXW), the nation’s largest provider of corrections management services to government agencies, announced today that John Ferguson, the Company’s Chief Executive Officer, has been appointed to serve as Chairman of the Company’s Board of Directors. William Andrews, who had served as Chairman, will now be Chairman of the Board’s Executive Committee. CCA also announced that Damon Hininger has been appointed to serve as the Company’s President and Chief Operating Officer. Mr. Hininger, who has been with the Company since 1992, has served as Senior Vice President, Federal and Local Customer Relations since September 2007.
Reflecting on his service as Chairman, Mr. Andrews said, “I am grateful to the shareholders of CCA for allowing me to serve as its Chairman for the last eight years, and I look forward to continuing to actively participate in its governance as a director and Chairman of the Executive Committee.”
Mr. Ferguson added, “On behalf of the Board of Directors and management, I would like to thank Bill for his longtime service as Chairman of the Board, during which time he led the Board with vision and precision. I hope to continue his legacy of building and managing a strong and dynamic Board that is committed to our vision and mission.”
Mr. Ferguson continued, “I would also like to take this opportunity to express how proud I am of Damon’s accomplishments, as he epitomizes our active approach to professional staff development. Having started his career with CCA 16 years ago as a correctional officer, he intimately knows every aspect of its business. I am confident that Damon’s demonstrated abilities will help him carry forward our strong business model that continues to successfully serve our customers, stockholders and employees.”
In response to his appointment as President, Mr. Hininger said, “I am honored and humbled to be afforded this tremendous opportunity to serve as the President and Chief Operating Officer of this great company. I have had a great mentor in John Ferguson and, with his guidance, I look forward to assuming oversight of our operations, business development and real estate departments as we continue to enhance CCA’s operations.”
Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University.
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Additionally, CCA announced that Tony Grande has been appointed to serve as the Company’s new Executive Vice President and Chief Development Officer. Mr. Grande has served as Senior Vice President, State Customer Relations since September 2007. Mr. Grande joined CCA in 2003 to serve as Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.
Mr. Ferguson said, “With respect to Tony’s appointment, the role of Chief Development Officer is an important one in this organization, and I have great confidence in Tony’s ability to assume the enhanced responsibility for all of our federal, state and local government customer relations.”
Commenting on the new executive officer appointments, Mr. Ferguson continued, “I want to congratulate both Damon and Tony. They were each promoted in September 2007 to Senior Vice President in their respective roles of Federal/Local Customer Relations and State Relations and, in the past year, have both demonstrated their depth and breadth of leadership and vision. They bring their talent, dedication and energy to every management decision, and they are helping forge new opportunities for the Company.”
About the Company
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. CCA currently operates 66 facilities, including 42 company-owned facilities, with a total design capacity of approximately 81,000 beds in 19 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, CCA’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. CCA also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the time of the opening of new facilities and the commencement of new management contracts as well as our ability to utilize current available beds and new capacity as development and expansion projects are completed; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; (v) changes in governmental policy and in legislation and regulation of the corrections and detention industry including, but not limited to, judicial challenges regarding the transfer of California inmates to out-of-state private correctional facilities; (vi) the availability of debt and equity financing on terms that are favorable to us; and (vii) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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